BOARD OF DIRECTORS AGREEMENT

This Agreement is made by World Moto Inc. (“Company”), a Nevada corporation and  Julpas "Tom" Kruesopon (“Mr. Kruesopon”), and is effective as of December 19st, 2012 (“Effective Date”). Company and Mr. Kruesopon agree as follows:

Section 1.    Engagement of Services

Company has requested Mr. Kruesopon and Mr. Kruesopon has agreed to act as a member of the Company’s Board of Directors. As such, Mr. Kruesopon shall use reasonable efforts to attend meetings as requested from time-to-time by the Company’s CEO and to render advice on issues discussed at such meetings. In addition, Mr. Kruesopon will consult on general Company strategy, new business development, potential acquisitions and advise the Company’s CEO and Board of Directors on ad hoc matters (the “Services”).

Section 2.    Compensation

In consideration of the Services, Company will issue Mr. Kruesopon a total of 500,000 shares of restricted common stock of the Company and will pay Mr. Kruesopon a one-time fee of $10,000.00 USD for the period ending one year from the date of the Effective Date (“the Term”). The restricted stock shall vest in its entirety on the 1st anniversary date of Mr. Kruesoporn's appointment to the board, and the restricted period will expire 90 days after Mr. Kruesoporn ceases to be a member of the Board for any reason. This sum shall be compensation for up to 1 meeting during the Term. The time and place of such meeting will be designated by the Company’s CEO and shall be subject to the availability of Mr. Kruesopon. Any additional director’s meetings attended by Mr. Kruesopon in excess of 1 meeting per year shall be compensated at the rate of $1,000.00 USD per meeting. Additionally, the sum of $3,000.00 USD shall be paid for attending the Company's annual meeting. In addition, Mr. Kruesopon will be reimbursed for his reasonable expenses incurred in rendering the Services. The fee shall be paid promptly upon signing of this Agreement. All other amounts will be paid within 30 days of the Company’s receipt of Mr. Kruesopon’s invoice.

Section 3.    Confidentiality

3.1    Confidential Information.    As used in this Agreement, “Confidential Information” means all nonpublic information disclosed by or relating to the Company that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation, (i) all nonpublic information relating to Company’s technology, customers, business plans, promotional and marketing activities, finances and other business affairs, and (ii) all third-party information that the Company is obligated to keep confidential. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge.

3.2    Exclusions.    “Confidential Information” does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to Mr. Kruesopon at the time of its receipt from the Company, (iii) is received from a third party who did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by Mr. Kruesopon without reference to any Confidential Information.

3.3    Use of Confidential Information.    Mr. Kruesopon may use Confidential Information only in pursuance of his relationship with the Company. Except as expressly provided in this Agreement, Mr. Kruesopon will not disclose Confidential Information to anyone without Company’s prior written consent. Mr. Kruesopon will take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect his own confidential information of a similar nature. Mr. Kruesopon will segregate Confidential Information from the confidential materials of third parties to prevent commingling.

Section 4.    Independent Contractor

Mr. Kruesopon shall be an independent contractor in the performance of the Services. This Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the parties or as imposing any employment, or partnership obligation, or liability on any party. Mr. Kruesopon shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of Company. Company shall have no obligation to withhold or pay income tax, workers’ compensation, pension, deferred compensation, welfare, insurance, and other employee taxes on behalf of Mr. Kruesopon.

Section 5.    General Provisions

5.1.    Term.    This Agreement is effective as of the Effective Date and will continue for a term of one year, to renew annually automatically, unless terminated by either party with 30 days notice.

5.2    Governing Law.    The laws of the State of Nevada, U.S.A. shall govern this Agreement.

5.3    Entire Agreement.    This Agreement sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement. It may be changed only by written amendment signed by the parties.

Paul Giles

Signature:	/s/ Julpas Kruesopon	Date:_12/19/12
Julpas Kruesopon

Signature:	/s/ Paul Giles	Date:__12/19/12
Paul Giles